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                                                                    Exhibit 10.1

                         TRANSITIONAL SERVICES AGREEMENT

                  This Agreement dated as of December 2, 1996 is between CVS Corporation, a Delaware corporation ("CVS"), and Linens 'n Things, Inc., a Delaware corporation ("Linens").

                                   WITNESSETH:

                  WHEREAS, Linens is presently a wholly owned Subsidiary of CVS;

                  WHEREAS, after the sale on the date hereof of Common Stock, $0.01 par value per share (the "Common Stock"), of Linens to the public in an initial public offering (the "Initial Public Offering") registered under the Securities Act of 1933, as amended, CVS will own approximately 32.5% of the outstanding Common Stock of Linens;

                  WHEREAS, CVS and Linens are concurrently herewith entering into the Stockholder Agreement and the Tax Disaffiliation Agreement;

                  WHEREAS, the parties hereto desire to set forth herein the transitional services to be performed by CVS hereunder in order to allow for an orderly transition of ownership of the Linens business (as currently conducted, the "Business") to the public following the Initial Public Offering;

                  NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

                  1.  DEFINITIONS

                  (a) As used herein, the following terms shall have the following meanings:

                  "Agreement" means this Transitional Services Agreement including all Exhibits hereto, as amended from time to time.

                  "Costs" means any and all (i) actual costs incurred by CVS or its Affiliates in connection with or with respect to performing the CVS Services hereunder (including all costs and charges referred to in the Exhibits hereto) and (ii) incremental
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costs of performing or providing any Service hereunder that are incurred as a result of or otherwise arise from any third party consent required in connection with (x) the provision of such Service hereunder or (y) the performance by CVS of its obligations hereunder.

                  "CVS Services" or "Services" means the services (and related agreements) set forth on Exhibits A-1, A-2, A-3 and A-4 hereto.

                  "Initial Public Offering Date" means the business day as of which the Initial Public Offering shall be consummated.

                  "Term" means, with respect to any Service, the term applicable to the provision of such Service hereunder as determined pursuant to Section 4.

                  (b) Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Stockholder Agreement dated as of the date hereof between CVS, Nashua Hollis and Linens.

                  2.  PROVISION OF SERVICES

                  (a) During the Term applicable to the provision or performance of each CVS Service to be provided or performed by CVS (or an Affiliate) to Linens with respect to the Business hereunder (as set forth in Exhibits A-1, A-2, A-3 and A-4 hereto), Linens shall purchase and pay for, and CVS (or such Affiliate) shall provide and perform, each such CVS Service, upon the terms and conditions set forth in this Agreement (including the applicable Exhibits hereto).

                  (b) All Services provided or performed by CVS or its Affiliates hereunder shall be performed in a manner consistent with past practice applicable to the provision or performance of such Services by CVS or its Affiliates with respect to the Business.

                  (c) Each of CVS and Linens will use reasonable efforts to complete the transition as promptly as practicable.

                  3.  SERVICE CHARGES

                  Linens shall pay or reimburse CVS for all Costs attributable to the provision or performance by CVS of CVS Services hereunder. Such payment or reimbursement shall be made as provided in Section 5.


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                  4.  TERM OF PROVISION OF SERVICES

                  The obligation of CVS to provide or perform any Service hereunder shall terminate on the last day of the term for which such Service is required to be provided or performed hereunder (as specified in the applicable Exhibit hereto), after giving effect to the valid exercise of any extension option with respect to, or termination of, the term applicable to the provision or performance of such Service.

                  5.  PAYMENT TERMS

                  All Costs required to be paid or reimbursed to CVS hereunder shall be invoiced monthly by CVS. Invoiced amounts shall be due and payable thirty (30) days from date of receipt of invoice.

                  6.  INSPECTION

                  (a) Linens shall, during normal business hours and with reasonable prior notice to CVS, have reasonable access to the properties, offices, books and records of CVS for the purpose of observing that Services are being procured or performed in accordance with the terms of this Agreement and past practices relevant to the procurement or performance of such Services with respect to the Business and to verify Cost amounts.

                  (b) CVS and Linens shall, from time to time but not more often than once each month, review the basis and amounts of Costs charged hereunder. In the course of such review, the parties shall in good faith, other than with respect to Costs paid or payable to outside vendors as provided in Exhibit A-1,
(i) establish principles for determining Costs to be charged hereunder on a prospective basis and (ii) determine the amount of any adjustment, if any, payable by a party to the other with respect to Costs charged and reimbursed in respect of any preceding period.

                  7.  FORCE MAJEURE

                  CVS shall not be liable to Linens or any other Person for any delay or default in performance where occasioned by any cause of any kind or extent beyond CVS's control including, by way of example, but not limitation, any act of God, any act, regulation or law of any government, war, civil commotion, destruction of production facilities or materials by fire, earthquake or storm, labor disturbance, epidemic, equipment breakdown or failure, failure to obtain any third party or governmental consent required to perform Services hereunder, or failure of suppliers, public utilities or common carriers ("Force Majeure"). CVS shall promptly notify Linens in writing of the Force Majeure causing delay or

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default in performance, the probable extent to which it will be unable to perform, and the actions it intends to take to remove such Force Majeure, to the extent reasonably possible to do so. CVS shall take reasonable action within its control to alleviate the Force Majeure causing delay or default in performance (it being understood that any costs or expenses incurred by CVS in connection therewith shall constitute Costs for purposes of this Agreement).

                  8.  ASSIGNMENT

                  No party hereto may assign its rights or delegate its obligations hereunder without the prior written consent of the other parties, and any attempted assignment or delegation without such consent shall be void. Any Services required to be performed by CVS hereunder may be performed by an Affiliate of CVS, provided that CVS shall not thereby be relieved of its obligations hereunder. For purposes of this Agreement, Linens shall not be considered to be an Affiliate of CVS.

                  9.  DEFAULT

                  If Linens shall be in default of any payment or indemnity obligation hereunder, CVS may terminate this Agreement by giving thirty (30) days' written notice to Linens, specifying the basis for termination, provided if within thirty (30) days after receipt of such notice Linens shall cure the default by making the required payment, such notice shall cease to be operational and this Agreement shall continue in full force. The right of CVS to terminate this Agreement, as provided in this Section 9, shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous payment defaults.

                  Notwithstanding the foregoing, the occurrence of any of the following events with respect to a party hereto shall be deemed to constitute a default which shall give rise to an immediate right of the other party to terminate this Agreement without notice: the making of a general assignment for the benefit of creditors, insolvency, the institution of bankruptcy, reorganization, liquidation or receivership proceedings by or against a party hereto and, if instituted against such party, its consent thereto or the failure to cause such proceedings to be discharged within thirty (30) days thereafter.

                  The remedies provided for in this Section 9 are not intended to be exclusive, and shall be in addition to any rights and remedies which the parties have at law or in equity.


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                  10. EXCULPATION; INDEMNIFICATION

                  (a) Neither CVS nor any of its Affiliates nor any officer, director, employee or agent of CVS or any such Affiliate (each, an "Indemnified Party") shall be liable to any other party or Person for any damages, losses, liabilities or expenses directly or indirectly arising out of, relating to or in connection with this Agreement or the performance or non-performance of Services hereunder, except to the extent such damages, losses, liabilities or expenses are attributable to such Indemnified Party's gross negligence or wilful misconduct.

                  (b) Linens shall indemnify each Indemnified Party for, and hold each Indemnified Party harmless from and against, any and all damages, losses, liabilities and expenses (including all reasonable legal fees and expenses with respect thereto) ("Damages") arising out of, relating to or in connection with this Agreement or the performance or non-performance of Services hereunder, except to the extent such Damages are attributable to such Indemnified Party's wilful misconduct.

                  11.  MISCELLANEOUS

                  (a) Notices. All notices, statements or other communications hereunder shall be in writing (including telecopy or similar transmission) and shall be delivered as provided hereunder. A notice shall be deemed to have been received by a party if delivered by (i) overnight courier, on the date of actual delivery to the recipient's address (evidenced by confirmation of delivery from the courier service making such delivery), (ii) mail, three business days after being sent, if sent by registered or certified mail, with first-class postage prepaid, or (iii) telecopier, upon receipt (evidenced by receipt of a transmission confirmation form or the recipient's confirmation of receipt). Notices shall be delivered to each party at the following addresses or at such other

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address as may be designated by such party by notice in writing sent in like manner.

         For Linens:                 Linens 'n Things, Inc.
                                     6 Brighton Road
                                     Clifton, NJ 07015
                                     Attention:
                                     Telecopier: (201) 778-1300

         With a copy to:

         For CVS:                    CVS Corporation
                                     One CVS Drive
                                     Woonsocket, Rhode Island
                                     Attention:  Chief Financial Officer
                                     Telecopier:  401-

         With a copy to:             Davis Polk & Wardwell
                                     450 Lexington Avenue
                                     New York, New York 10017
                                     Telecopier: 212-450-4800
                                     Attention:  Dennis S. Hersch

                  (b) Entire Agreement; Amendments. This Agreement and the exhibits hereto constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement may not be amended except by written agreement executed by each of the parties hereto.

                  (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to its conflict of laws provisions).

                  (d) Independent Contractors. The parties hereto are independent contractors. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, franchise or joint venture relationship between the parties. No party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

                  (e) No Waiver. Any party's failure to insist upon strict performance of any provision of this Agreement shall not be deemed to be a waiver thereof. No waiver shall be effective unless specifically made in writing and signed by a duly authorized representative of the party granting such waiver.


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                  (f) Severability. If it shall be determined by court order not subject to appeal or discretionary review that any provision or wording of this Agreement shall be invalid or unenforceable under applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement and shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of applicable law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

                  (g) Counterparts. This Agreement may be signed in any number of counterparts and by the different parties on separate counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  (h) Headings. The paragraph headings used herein have been inserted for convenience only and shall not be used in any way to construe or interpret this Agreement.

                  (i) Effective Date. This Agreement shall become effective on the Initial Public Offering Date.


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                  IN WITNESS WHEREOF, the parties have caused this Transitional
Services Agreement to be executed as of the day and year first above written.

                                           CVS CORPORATION


                                           By CHARLES C. CONAWAY
                                              --------------------------
                                             Name: Charles C. Conaway
                                              Title: Executive Vice President
                                                     and Chief Financial Officer


                                           LINENS 'N THINGS, INC.


                                           By JAMES M. TOMASZEWSKI
                                              --------------------------
                                              NAME: James M. Tomaszewski
                                              Title: Senior Vice President/CFO

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                                    EXHIBIT A


                       Services Provided by CVS to Linens
                          with respect to the Business


                  Capitalized terms used in this Exhibit A and not defined herein are used as defined in the related Transitional Services Agreement dated as of December 2, 1996 (the "Agreement").
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                                   EXHIBIT A-1


                       BAD DEBT COLLECTION AND PREVENTION


         SERVICES AND RELATED AGREEMENTS

                  Linens has requested that CVS provide transitional services to Linens pertaining to (i) check authorization, (ii) credit transaction routing, (iii) check collection and reporting, and
                  (iv) bad debt collection and prevention ((i), (ii), (iii) and (iv) collectively being the "Check Services").

                  On the terms and conditions set forth in this Exhibit and the Agreement and for the Term set forth below, CVS will provide to Linens, and Linens will purchase from CVS, the Check Services with respect to the Linens Business, including services by CVS (i) using CVS's software system for bad debt collection, check authorization and credit transaction routing (the "Bad Debt System") and (ii) providing unlimited access to the negative check file and the positive check file with respect to the Linens Business only.

                  Access by Linens to the negative check file can be continued by Linens only so long as Linens continues to perform its obligations under the ETC/SCAN Service Agreement (the "ETC Agreement") (since Electronic Transaction Corporation ("ETC") is the owner of the negative check file). ETC has agreed to allow Linens to continue to obtain services under the ETC Agreement during the transition period, and ETC has informally advised that such continued services will be at the same ETC rates as have heretofore been applicable to the Linens Business (since CVS's original agreement with ETC covers Linens). Notwithstanding anything else contained in this Exhibit or the Agreement, CVS will have no obligation to provide Linens with any access to the negative check file (or access at such existing rates) if ETC does not permit Linens such access (or such access at such existing rates) or Linens otherwise does not continue to have any rights under the ETC Agreement.

                  Ownership of all technology, software, intellectual property, know-how, systems and other proprietary rights relating to the Check Services (including without limitation the Bad Debt System) vest in and shall remain with the CVS Group, and no Person in the Linens Group shall

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                  assert any ownership interest therein. No assignment or
                  transfer to any Person in the Linens Group of any right or license in or to any such technology, software, intellectual property, know-how, systems or other proprietary right owned, licensed or held for use by the CVS Group shall occur or be deemed to occur by virtue of or in connection with the provision of Services by CVS hereunder.

                  Information relating to Linens customers will be treated confidentially so as to preserve confidentiality from, and preclude any use by, CVS and its Affiliates, except that CVS shall have unlimited access to Linens's positive check file. In addition, Linens will have unlimited access to CVS's positive check file, as these positive check files are presently mutually inclusive.

                  Separate collection letters and telephone collection calls will be made on Linens bad checks.

                  Charges for services will be (1) $.02 per check authorization request, (2) $.02 per credit card routing request and (3) $5.78 per returned item received, provided that such charges shall be subject to increase in the event of any increase in CVS's internal costs with respect to the related services.

                  At Linens' expense, CVS will provide to Linens, if requested by Linens, a copy of the information in the negative and positive check files that has been contributed by Linens.

                  CVS will use reasonable efforts to accommodate any required or requested modification of CVS's Check Authorization, Credit Routing and/or Collection Management Systems, provided that Linens will be responsible for all additional costs, as approved by Linens, associated with each such modification unless such modification is required under the ETC Agreement and CVS would have made such modification regardless of services related to this Agreement.

                  All funds recovered or collected by CVS or its designated Collection Agencies pursuant to the provision of services hereunder will be deposited into a Bank of Boston recovery account that will be opened and maintained at Linens's expense. Linens may request that additional collection agencies be approved by CVS, and CVS will give reasonable consideration to such requests.


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                  Linens agrees to direct all customer inquiries, correspondence and payments concerning returned checks to the Collections Department, 200 Brickstone Square, P.O. Box 9031, Andover, MA 01810 or to telephone (508) 474-7200.

         TERM

                  The term for the provision and purchase of Check Services hereunder shall be from the Initial Public Offering Date until the first anniversary of the Initial Public Offering Date; provided that (i) Linens may terminate the Check Services by giving CVS 60 days' written notice of such termination and
                  (ii) CVS may terminate the Check Services hereunder (x) if at any time such termination is required (or continued provision of Check Services would result in any penalty or other burdensome consequence or requirement being imposed) by any federal or state regulatory agency or (y) as provided in
                  Section 3.04 of the Stockholder Agreement.

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                                   EXHIBIT A-2

                         INSURANCE CLAIMS ADMINISTRATION


         SERVICES AND RELATED AGREEMENTS

                  On the terms and conditions set forth in this Exhibit and the Agreement and for the Term set forth below, CVS will provide to Linens, and Linens will purchase from CVS, claims administration services ("Claims Services") relating to Linens worker's compensation, general liability and property insurance claims made prior to the Initial Public Offering Date.

                  CVS shall maintain a special bank account (the "Claims Account") for claims payment in connection with Claims Services. CVS shall, on a regular basis, render a statement to Linens of the amount of each claim to be paid pursuant to the provision of Claims Services hereunder. Linens shall, promptly upon receipt of such statement, deposit (by wire transfer) the aggregate amount of the claims covered by such statement into the Claims Account. CVS shall make payment of claims by checks drawn on the Claims Account, but shall only release such checks once funds therefor have been so deposited by Linens into the Claims Account. In addition, CVS shall allow Linens and/or its agents reasonable access to its books and records relating to Claims Services in order to perform claim reviews.

                  Within 30 days after the later of (i) the Initial Public Offering Date and (ii) receipt by Linens of an invoice therefor from CVS, Linens shall reimburse CVS for all claims handling charges and loss disbursements made prior to the Initial Public Offering Date (whether billed or unbilled by the Initial Public Offering Date). Additionally, following the close of each month CVS will invoice Linens for all claims reported to CVS during such month. Upon termination of the Term relating to Claims Services, all fees and charges due and owed by Linens through termination will be paid within 30 days after the later of (x) the termination date and (y) receipt by Linens of an invoice therefor from CVS.

         TERM

                  The term for the provision and purchase of Claims Services hereunder shall be from the Initial Public Offering Date until the first anniversary of the Initial Public Offering

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                  Date, unless theretofore terminated by CVS as provided in
                  Section 3.04 of the Agreement or terminated by Linens upon 30 days' notice to CVS.

                  Upon termination, at Linens' expense and with CVS' cooperation, all open and outstanding claims will be copied and moved to a third party processor of Linens' choosing. Additionally, upon termination Linens will make arrangements at its expense for moving and storing of all closed claims previously handled by the CVS claims unit within a reasonable period of time not to exceed 60 days.


                                  CLAIMS RUNOUT

                  For a period of at least five years after the Initial Public Offering Date, the Linens Group will continue to have insurance coverage with respect to claims made (i.e. claims runout) after the Initial Public Offering Date in respect of claims or losses incurred or events occurring prior to the Initial Public Offering Date (i) to the extent such claims or losses are covered under CVS insurance policies under which the Linens Group or the Business had coverage up to the Initial Public Offering Date and (ii) on the terms in effect under such policies at the time such pre-Initial Public Offering claims or losses were incurred or events occurred. Notwithstanding anything else contained herein, CVS will be liable for any deductible or retention amounts under its directors and officers liability insurance policies with respect to claims under such policies in respect of individuals who were officers, directors and/or employees of the CVS Group prior to the Initial Public Offering and arising from acts, omissions or events occurring prior to the Initial Public Offering.

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                                   EXHIBIT A-3

                                VSAT/HUB SERVICES


         PROVISION OF SERVICES AND RELATED AGREEMENTS

                  It is acknowledged by the parties that (i) the Hughes satellite is owned by Hughes, (ii) the VSAT and HUB equipment located at CVS or Linens offices and/or at store locations has been outsourced to and is currently owned by Lockheed, and
                  (iii) services relating to such VSAT and HUB equipment with respect to the Business have prior to the date hereof been provided by Lockheed.

                  It is possible that after the date hereof CVS may (but shall not be obligated to) reacquire such VSAT and HUB equipment from Lockheed, terminate such outsourcing arrangement with Lockheed and again operate such VSAT and HUB systems internally. In the event such reacquisition and internal operation is implemented by CVS by the first anniversary of the Initial Public Offering Date, CVS agrees to provide to the Linens Group services relating to such VSAT and HUB equipment with respect to the Business, on a transitional basis for a reasonable period of time (not to exceed six months) at market rates, to enable Linens during such time period to enter into an alternative arrangement for the procurement of VSAT and HUB services from a third party other than CVS.

                  Linens agrees that if CVS does not implement such reacquisition and internal operation by the first anniversary of the Initial Public Offering Date (whether because CVS continues its outsourcing arrangement with Lockheed, enters into a new outsourcing arrangement, or otherwise), CVS will have no obligation to procure VSAT or HUB services for, or provide VSAT or HUB services to, Linens, and Linens will itself be responsible for procuring VSAT and HUB services from a third party provider other than CVS.


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                                  EXHIBIT A-4


                  CERTAIN CORPORATE BOOKS AND RECORDS SERVICE



Nature of Services

        Linens has requested that CVS maintain the corporate minute and stock books for subsidiaries of Linens during the term specified below (the "Books and Records Services").

        On the terms and conditions set forth in this Exhibit and the Agreement and for the Term set forth below, CVS will provide to Linens, and Linens will purchase from CVS, the Books and Records Services; provided that performance by CVS of the Books and Records Services shall not include any obligation to complete, correct or locate documents, records or other information attributable or relating to periods prior to the Initial Public Offering.

Charges

        Charges for Books and Records Services will be determined by multiplying the portion of the total payroll and benefits costs of CVS personnel attributable to their time spend performing comparable books and records services for CVS and it Subsidiaries during the Term by a ratio the numerator of which shall equal the time spent by such personnel in performing the Books and Records Services (based upon good faith estimates made by each of these employees) during the Term and the denominator of which shall equal the total time spent by such personnel in performing the Books and Records Services and the comparable services for CVS and its Subsidiaries during the Term. Linens shall also reimburse CVS for reasonable out-of-pocket expenses incurred in connection with the performance by CVS of the Books and Records Services.

Term

        The term for the provision and purchase of Books and Records Services hereunder shall be from the Initial Public offering Date through and including January 31, 1997; provided that (i) Linens may terminate the Books and Records Services by giving CVS 10 days' written notice of such termination and (ii) CVS may terminate the Books and Records Services hereunder as provided in Section
3.04 of the Stockholder Agreement.